Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Mark Roberson / mroberson@dennardlascar.com
713-529-6600

Main Street Announces

Increase in Commitments Under its Credit Facility

Total Commitments Increased to $705 Million

HOUSTON — November 15, 2018 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the expansion of total commitments under its  revolving credit facility (the “Credit Facility”) from $680.0 million to $705.0 million. The $25.0 million increase in total commitments was the result of the addition of a new lender relationship, which further diversifies the Main Street lending group under the Credit Facility to a total of eighteen participants.  The recent increase in total commitments was executed under the accordion feature of the Credit Facility which allows for an increase up to $800.0 million in total commitments under the facility from new and existing lenders on the same terms and conditions as the existing commitments. The recent increase in total commitments under the Credit Facility provides Main Street with access to additional financing capacity in support of its future investment and operational activities.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.